Exhibit 10.30

PUERTO RICO TOURISM DEVELOPMENT FUND

October 26, 2000

PaineWebber Trust Company of Puerto Rico
250 Munoz Rivera Avenue, Ninth Floor
 Hato Rey, Puerto Rico 00917

Re:
$30,000,000 Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority Tourism Revenue Bonds, 2000 Series A (Palmas del Mar Country Club Project) (the "Bonds")

Ladies and Gentlemen:

1.           We at the Puerto Rico Tourism Development Fund ("TDF") establish in your favor as Trustee under the Trust Agreement dated October 26, 2000 (as the same may be from time to time supplemented or amended, the "Agreement") between the Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (the "Issuer") and you, pursuant to which the Bonds are being issued for the benefit of Palmas Country Club, Inc. (the "Borrower"), this Irrevocable Stand-by Letter of Credit (this "Letter of Credit") in the aggregate amount of $31,157,500 (as from time to time reduced and reinstated as provided in this Letter of Credit, the "Letter of Credit Amount"). Such Letter of Credit Amount shall be available for drawing by you, as set forth below, in an amount not to exceed: (a) $30,000,000 (as from time to time reduced, as provided in this Letter of Credit, the "Principal Component") with respect to unpaid principal of the Bonds; (b) $1,157,500 (as from time to time reduced and reinstated, as provided in this Letter of Credit, the "Interest Component") with respect to accrued interest on the Bonds (but no more than the actual interest accrued on the Bonds, up to 195 days); and (c) $31,157,500 (as from time to time reduced and reinstated, as provided in this Letter of Credit, the "Reserve Component") with respect to a Debt Service Reserve Fund Deficiency (as defined in the Agreement).

2.           This Letter of Credit shall expire at 5:00 p.m. local time, San Juan, Puerto Rico, on the date which is the earliest of: (a) October 26, 2010, unless extended by us (the "Scheduled Expiration Date") (it being understood that this Letter of Credit shall be automatically extended for an additional term of one year and shall continue to be automatically extended for successive one year terms expiring on October 26 of the relevant year until all of the principal of and interest on the Bonds has been paid in full or we have deposited with the Trustee funds sufficient to pay the Bonds); (b) the date of Payment of the Bonds (as defined in the Agreement); (c) the date on which we receive a certificate from you on the Form of Annex 1, attached hereto, appropriately completed and executed, to the effect that there are no Bonds Outstanding (as defined in the Agreement); (d) the date on which you surrender this Letter of Credit to us, accompanied by your written statement certifying that a Successor Letter of Credit (as defined in the Agreement) has been substituted for this Letter of Credit in accordance with the Agreement; or (e) the date which is the 10th Business Day after the date on which you receive a notice to the effect that an "Event of Default" has occurred and is continuing under the Letter of Credit and Reimbursement Agreement, dated the date hereof, between the Borrower and us, pursuant to which this Letter of Credit is issued together with a deposit by us of an amount (not in excess of the Letter of Credit Amount) sufficient (together with other Eligible Moneys available therefor under the Agreement) to pay the Bonds then Outstanding as provided in Section 8.03(a) of the Agreement (the "Expiration Date"), You agree to surrender this Letter of Credit to us, and not to make any drawings, after the Expiration Date.

3.           Subject to the provisions of this Letter of Credit, demands for payment under this Letter of Credit may be made by you, from time to time, prior to the Expiration Date by presentation of your certificate in the form of (a) Annex 2 hereto, appropriately completed and executed, in the case of a drawing for interest on the Bonds under Section 1401 of the Agreement (an "Interest Drawing"); (b) Annex 3 hereto, appropriately completed and executed, in the case of the drawing for principal of the Bonds under Section 1401 (if less than all of the outstanding Bonds are being paid or redeemed) of the Agreement (a "Principal Drawing"); and (c) Annex 4 hereto, appropriately completed and executed, in the case of a Debt Service Reserve Fund Deficiency (as defined in the Agreement) (a "Reserve Fund Deficiency Drawing") (each such demand and presentation, a "Drawing"). With respect to Subsections (a) and (b), payment against conforming documents presented under this Letter of Credit, on or before 11:30 a.m. San Juan, Puerto Rico time not later than two Business Days immediately preceding any day an interest or principal payment on the Bonds is due shall be made by us, on or before 11:30 a.m. San Juan, Puerto Rico time, on the next succeeding Business Day. With respect to Subsection (c) only, payment against conforming documents presented under this Letter of Credit, on or prior to 11:30 a.m. San Juan, Puerto Rico time not more than two Business Days immediately preceding July 15 or December 26 shall be made by us, on or before 11:30 a.m. San Juan, Puerto Rico time, on such July 15 or December 26. Payment under this Letter of Credit will be made by a wire transfer of immediately available funds in accordance with your instructions. Partial drawings are permitted under this Letter of Credit. All payments by us under this Letter of Credit will be made with our own funds.

4.           As used in this Letter of Credit, "Business Day" means any day of the year other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Puerto Rico and the State of New York are authorized to close or are closed for business to the general public.

5.           Each Drawing honored by us under this Letter of Credit shall immediately reduce the Principal Component, the Interest Component or the Reserve Component (as the case may be) by the amount of such payment, and the Letter of Credit Amount available hereunder shall also be contemporaneously reduced. Upon such honor, our obligations in respect of each Drawing shall be discharged, and we shall have no further obligations in respect of any such Drawing. The Interest Component and the Reserve Component (and correspondingly the Letter of Credit Amount) so reduced shall be reinstated, only as follows:

(a)           In the case of a reduction resulting from payment against the Interest Component, such Interest Component shall be reinstated automatically on the tenth day following each Interest Payment Date (as defined in the Agreement), unless (i) we notify you that such reinstatement will not occur because the Borrower has failed to reimburse us in respect of such drawing or because an event of default has occurred and is continuing under our reimbursement agreement with the Borrower, and (ii) we deposit with you funds (not in excess of the Letter of Credit Amount) that, together with other Eligible Monies available therefor under the Agreement, will be sufficient to pay all outstanding principal of and interest on the Bonds due through the date specified in the Agreement for repayment of the Bonds upon such non-reinstatement.

(b)           In the case of a reduction resulting from payment against the Reserve Component, the. Reserve Component shall be reinstated automatically on the Business Day immediately following the date of such payment until the Expiration Date unless (i) we notify you that such reinstatement will not occur because the Borrower has failed to reimburse us in respect of such drawing or because an event of default has occurred and is continuing under our reimbursement agreement with the Borrower, and (ii) we deposit with you funds (not in excess of the Letter of Credit Amount) that, together with other Eligible Monies available therefor under the Agreement, will be sufficient to pay all outstanding principal of and interest on the Bonds due through the date specified in the Agreement for repayment of the Bonds upon such non-reinstatement.

(c)           The Interest Component and the Reserve Component may otherwise be reinstated as we may from time to time notify you in writing.

6.           Each payment made with Eligible Movies (as defined in the Agreement) by or for the account of, the Borrower of the principal of the Bonds when due, shall automatically and irrevocably reduce, on the Business Day of our receipt of a certificate in the form of Annex 5, (i) the Principal Component and the amount available to be drawn hereunder by subsequent Principal Drawings by an amount equal to the difference between the Principal Component outstanding on the date immediately preceding the date of such payment and the principal of the Bonds to be Outstanding thereafter, and (ii) the Interest Component and the amount available to be drawn hereunder by a subsequent Interest Drawing to an amount equal to 195 days' accrued interested (computed on the basis of a year of 360 days consisting of twelve 30 day months) on the aggregate principal amount of the Bonds then remaining Outstanding, and such reductions shall automatically and irrevocably result in corresponding aggregate reductions in the Letter of Credit Amount.

7.           All documents presented to us, in connection with any Drawing, and all other communications and notices to us with respect to this Letter of Credit, shall be in writing, dated the date of presentation, and delivered to us, at the address set forth on the letterhead of this Letter of Credit, and shall specifically refer to "TDF Irrevocable Stand-by Letter of Credit (Palmas del Mar Country Club Project)." Any such documents, communications, and notices may be sent via facsimile to (787)722-6815 (with transmission confirmed by a call to telephone number (787) 722-2525), stating that the originals of such documents, communications and notices have been mailed or delivered to us.

8.           No person, other than you as Trustee, or a successor trustee under the Agreement, may make any demand for payment under this Letter of Credit. This Letter of Credit is transferable in its entirety only to any transferee who has succeeded you as Trustee under the Agreement, and may be successfully transferred to any subsequent successor trustee under the Agreement, in each case upon presentation to us of the original of this Letter of Credit, accompanied by a 67K certificate in the form of Annex 6 hereto.

9.           This Letter of Credit sets forth the full term of our undertaking, and this undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referenced or to which this Letter of Credit relates, except only the certificates referenced herein; and such reference shall not be deemed to incorporate herein by reference any document, instrument or other agreement, except such certificates. All certificates referenced herein that are presented to us from time to time shall become an integral part of this Letter of Credit, and shall be binding on any transferee permitted by the terms of this Letter of Credit.

10.            This Letter of Credit is subject to the provisions of the Uniformed Customs and Practices for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 (the "UCP"), other than Article 48(g) thereof. This Letter of Credit shall be deemed a contract made under the laws of the Commonwealth of Puerto Rico, and shall, as to matters not governed by the UCP, be governed and construed in accordance with the laws thereof, without regard to the principles of conflicts of laws.

Very truly yours,

PUERTO RICO
TOPURISM DEVELOPMENT FUND

By:	/s/ Fernando Aguiar
                                                                  Name:  Fernando Aguiar
                                                                  Title:    Executive Director